Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-261366

September 2, 2022

PROSPECTUS SUPPLEMENT NO. 4

23,375,000 ORDINARY SHARES and

110,303,689 ORDINARY SHARES

Offered by Selling Securityholders

This prospectus supplement amends the prospectus dated May 6, 2022, as supplemented on May 24, 2022, June 15, 2022 and August 30, 2022 (the “Prospectus”), of Procaps Group, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 253360 (the “Company”), that relates to the (i) issuance of up to 23,375,000 ordinary shares, with a nominal value of $0.01 per share (“Ordinary Shares”) that may be issued upon exercise of warrants to purchase Ordinary Shares (the “Warrants”) at an exercise price of $11.50 per Ordinary Share and (ii) resale of up to 110,303,689 Ordinary Shares by the Selling Securityholders (as defined in the Prospectus) identified in the Prospectus, as amended and supplemented from time to time.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the Company’s auditor’s acknowledgement letter in connection with the prospectus supplement No. 3 filed with the Securities and Exchange Commission (the “SEC”) on August 30, 2022, included as Exhibit 15.1 hereto. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The Ordinary Shares are listed on the Nasdaq Stock Market (the “Nasdaq”) under the ticker symbol “PROC.” The closing sale price on the Nasdaq for the Ordinary Shares on September 1, 2022 was $7.30 per share. The Warrants are listed on Nasdaq under the ticker symbol “PROCW.” The closing sale price on the Nasdaq for the Warrants on August 31, 2022 was $0.79 per warrant.

Investing in the Ordinary Shares involves risks. See “Risk Factors” beginning on page 16 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is September 2, 2022.

Exhibit Number	Exhibit Title
15.1	Acknowledgement Letter of Deloitte & Touche Ltda.